EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 11, 2018, is entered into by and between BrPhotonics Productos Optoelectrónicos S.A., a legal entity incorporated under the laws of the Federative Republic of Brazil (“Seller”) and  Lightwave Logic, Inc., a Nevada corporation (“Buyer”) and, solely for the limited purposes set forth in Section 6.01 (Governing Law and Jurisdiction), Section 6.12 (Waiver of Jury Trial) and Section 6.15 (Parent Guarantee), Fundação CPqD - Centro De Pesquisa e Desenvolvimento em Telecomunicações, a private non-profit association, based in the city of Campinas, São Paulo State, in the Federative Republic of Brazil (the “Guarantor”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights of Seller to the Purchased Assets (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01

Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Buyer purchases from Seller, and Seller irrevocably sells, assigns, transfers, conveys and delivers to Buyer, all of Seller’s right, title and interest in and to the assets, intellectual property rights, licenses, contractual rights, rights and claims owned, controlled, leased or licensed by or to Seller which are set forth on Schedule 1.01 hereto, and further including, without limitation, all of Seller’s rights, title and interests under (including its rights to enforce) any confidentiality, non-disclosure, non-solicitation, assignment of inventions or assignment of developments contracts to which the Seller is a party that are not executory contracts (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other similar encumbrance (“Encumbrance”). Buyer’s rights include the right to file, prosecute and maintain the Purchased Assets, and the right to seek equitable relief, sue and recover damages for all past, present and future infringement of all intellectual property rights included in or based on the Purchased Assets.

Section 1.02

 No Liabilities. Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.03

Purchase Consideration. The aggregate purchase consideration for the Purchased Assets shall be Three Hundred and Fifty Thousand U.S. Dollars ($350,000) (the “Purchase Consideration”). Buyer shall provide the Purchase Consideration to Seller at the Closing.

Section 1.04

Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Consideration all taxes that Buyer may be required to deduct and withhold under any applicable Law (as defined below). All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
CLOSING

Section 2.01

Closing. The closing of the transactions contemplated by this Agreement, including the sale and purchase of the Purchased Assets, (the “Closing”) shall take place at the Miami offices of K&L Gates, LLP, counsel for the Buyer, or in such other manner as the parties may agree, in accordance with the terms and conditions of Section 2.02. The date upon which such Closing occurs is the “Closing Date.”

Section 2.02

Closing.

(a)

The Closing shall take place simultaneously with the execution of this Agreement.

(b)

At the Closing, Seller shall deliver to Buyer the following:

(i)

all of the Purchased Assets, provided that the “Physical Assets” (as defined on Schedule 1.01) shall be delivered to the Buyer’s facility in Englewood, Colorado, U.S.A. (“Buyer’s Facility”) no later than July 2, 2018, along with all the manuals and blueprints of the Hardware, including the know-how and instructions as to the use of the Hardware and information related to the spare parts thereof (the “Delivery”);

(ii)

executed Assignment of the patents, the form of which is attached as Exhibit A hereto; and

(iii)

such other customary instruments of transfer, filings or documents, in form and substance reasonably satisfactory to Buyer duly executed by Seller (as applicable) as may be required to give effect to this Agreement or the transfer of Purchased Assets or to perfect, protect, or maintain Buyer’s rights in the Purchased Assets.

(c)

At the Closing, the Buyer shall deliver the Purchase Consideration to the Seller, which shall be allocated as follows:

(i)

US$315,000 to Seller in US Dollars by wire transfer in immediately available funds; and

(ii)

US$35,000 to be paid upon receipt of the Delivery. Buyer shall release to the Seller the US$35,000 within twenty-four (24) hours following receipt of the Delivery (if received during business hours on a business day, otherwise, within 24 hours of the beginning of the next business day).

(d)

The obligation of Buyer to consummate the Closing is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(i)

the representations and warranties of Seller as set forth in Article III shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and

(ii)

Seller shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement required to be performed or complied with by them on or before the Closing.

(e)

The obligation of Seller to consummate the Closing is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(i)

the representations and warranties of Buyer as set forth in Article IV shall be true in correct in all material respects as of the Closing Date;

(ii)

Buyer shall have shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement required to be performed or complied with by it on or before the Closing; and

(f)

The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(i)

the consummation of the transactions contemplated to occur at the Closing shall be legally permitted by all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, directives, judgments, injunctions, decrees or other decision of any governmental authority or similar provision having the force or effect of law (collectively, “Laws”) to which the parties to this Agreement are subject; and

(ii)

 no litigation, investigation or administrative proceeding shall be pending or threatened that would reasonably be expected to enjoin, restrain, condition or prevent consummation of the transactions contemplated to occur at the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct.

Section 3.01

Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized and validly existing under the Laws of the Federative Republic of Brazil. Seller has all requisite corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite company action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02

No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws (or equivalent documents) or other organizational documents of Seller; (b) violate or conflict with any Law applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03

Intellectual Property.

(a)

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world including: (i) trademarks, trade names, service marks, trade dress, domain names, logos; (ii) copyrights, design rights, mask works, rights in databases, moral rights; (iii) trade secrets, rights in databases, and know-how; (iv) patents; (v) all associated rights and registrations, applications, renewals, extensions, and continuations (in whole or in part) of any of the foregoing together with all goodwill associated therewith; and (vi) all rights and causes of action for past, present, or future infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated with any of the foregoing (including all rights to sue and recover and retain damages, costs and attorneys’ fees).

(b)

Seller owns or has adequate, valid and enforceable rights to use, possess, reproduce, make or have made, modify, prepare derivative works of, display, market, perform, publish, transmit, broadcast, sell, license, sublicense, distribute or otherwise exploit (“Exploitation”) all of the Purchased Assets, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Assets, or restricting the licensing thereof to any person or entity. Each of the Purchased Assets is valid, subsisting and in full force and effect and Seller has paid all fees and made all filings required to maintain Seller’s ownership thereof.

(c)

To the knowledge of the Seller (“Seller’s Knowledge”), Seller’s prior and current Exploitation of the Purchased Assets does not and will not infringe, violate, interfere with, dilute or misappropriate any right (including Intellectual Property) of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased Assets and there is no basis for any such claim. To the Sellers’ Knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased Assets, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

(d)

There has not been a material adverse change in the condition or availability of Purchased Assets since May 16, 2018, the date the Buyer concluded its due diligence on the Purchased Assets.

(e)

Seller provided Buyer with all information requested by the Buyer in the course of its due diligence of the Purchased Assets and Seller has granted Buyer access to any former employees of the Seller who worked with any of the Purchased Assets and further released such employees from their relative non-disclosure agreements so that they could discuss the Purchased Assets with the Buyer.

Section 3.04

Compliance With Laws. To the knowledge of Seller, Seller and has complied, and is now complying, with all applicable laws and regulations applicable to ownership and use of the Purchased Assets.

Section 3.05

Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by Seller (a) relating to or affecting the Purchased Assets or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 3.06

Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct.

Section 4.01

Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03

Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04

Acknowledgement. Buyer has performed the necessary due diligence on the Purchased Assets and acknowledges it is receiving the assets “as is,” subject to the Representations and Warranties of the Seller set forth in Section 3 hereof. “As is” means the state the Purchased Assets are in on the Closing Date. Any loss suffered to the Purchased Assets prior to Delivery to Buyer’s Facility will be borne by the Seller.

ARTICLE V
COVENANTS

Section 5.01

Public Announcements. No press releases related to this Agreement and the transactions contemplated hereby will be issued without the mutual approval of all Parties. Prior to any mutually agreed press release, none of the parties hereto shall make any statements to any third party with respect to this Agreement, the existence of this Agreement or the transactions contemplated hereby or disclose to any third party any of Seller’s or Buyer’s confidential information; provided, however, that this provision shall not apply to disclosures (a) required by applicable law or (b) by any party hereto to their legal and financial advisors; provided that such advisors are obligated to maintain the confidentiality of the information so disclosed and such disclosing party shall remain liable for any unauthorized disclosure by such advisors

Section 5.02

Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.03

Reasonable Best Efforts. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 2.02.

Section 5.04

Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder, including the execution and delivery by Seller of any assignments or other documents to effect the transfer of the Purchased Assets in accordance with the terms of this Agreement.

ARTICLE VI
MISCELLANEOUS

Section 6.01

Governing Law and Jurisdiction. This Agreement will be governed exclusively by and construed exclusively under: (a) the laws of the State of Colorado, without regard to conflict of law provisions; and (b) the federal laws of the United States of America; and any legal action or proceeding by any party to enforce, construe or otherwise concerning this Agreement will be brought exclusively in the state or federal courts located in Denver, Colorado, and in any action or proceeding, each party agrees to irrevocably submit to the exclusive jurisdiction and venue of those courts.

Section 6.02

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a FedEx or similar overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02):

If to Seller:	BrPhotonics Produtos Optoelectrónicos S.A. Rua Dr. Ricardo Benetton Martins, 1000 Parque II do Polo de Alta Tecnologia Campinas, SP -- 13086-902 Brazil Attn:
with a copy to:
If to Buyer:	Lightwave Logic, Inc. 369 Inverness Pkwy, Suite 530 Englewood, CO 80112 United States Attn: Jim Marcelli
with a copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33131 Attn: Clayton Parker, Esq.

Section 6.03

Titles and Headings. Titles and headings used in this Agreement have been inserted for convenience of reference only and do not define, modify, or restrict the meaning or interpretation of the terms or provisions of this Agreement.

Section 6.04

Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that any or all rights and obligations of Buyer may be assigned to one or more entities that is an affiliate of or successor to Buyer.

Section 6.05

Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.06

Expenses. Unless otherwise set forth in this Agreement or mutually agreed by the parties in writing, neither party will be required to pay the other party any fee for the rights granted under this Agreement and each party will be solely responsible for all costs, expenses, and fees that it incurs in the performance of its obligations and exercise of its rights under this Agreement.

Section 6.07

Shipment of Physical Assets and Transfer of Patents. The Physical Assets are sold FOB Buyer’s Facility, Freight Collect. Any delivery of freight charge, customs clearance charges, duties, insurance, and taxes are on the account of the Buyer.  Seller agrees to assist and cooperate with Buyer in arranging freight and customs clearance at Buyer’s cost. All costs associated with the filing of the Assignment shall be borne by the Buyer.

Section 6.08

No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.09

Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held invalid by a court having proper jurisdiction, then: (i) that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law; and (ii) the remaining terms and conditions of this Agreement will remain in full force and effect.

Section 6.10

Entire Agreement. This Agreement, the Letter of Intent (as amended) and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.11

Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.12

Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 6.13

Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.14

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.15

Parent Guarantee.  As consideration for the benefits that Seller and the Guarantor, as the controlling shareholder of Seller, will receive as a result of Buyer entering into this Agreement, the Guarantor hereby agrees that it shall be responsible for all of the obligations of Seller (and any Person to whom Seller assigns any of its rights or delegates any of its obligations under this Agreement, in whole or in part) under any of the provisions, and subject to the conditions, of this Agreement (the “Parent Guaranteed Obligations”).  Without limiting the generality of the foregoing, the Guarantor hereby guarantees to Buyer the due and punctual performance and payment in full of all payments required to be made by or at the direction of Seller hereunder.  This guarantee by the Guarantor is an absolute, unconditional, present, and continuing guarantee of payment and performance (as opposed to a guarantee only of collection) and Buyer may enforce its rights under this Section 6.15 without notice of default or undertaking any Proceeding or filing any cause of action against Seller (or any Person to whom Seller assigns any of its rights or delegates any of its obligations under this Agreement, in whole or in part). The Guarantor hereby waives any and all defenses applicable to a guarantor or a surety under applicable Law in connection with its obligations under this Section 6.15.  Specifically, the Guarantor agrees that their obligations to make payment hereunder shall be deemed to be a first demand obligation under Brazilian law (garantia exigivel à primeira demanda) to fulfill and comply with, as a joint and several responsibility (responsabilidade solidária), all of the outstanding obligations under this Agreement assumed by Seller in the capacity of “fiador e principal pagador, solidariamente responsável” with Seller, in connection therewith. In addition, for such purposes, the Guarantor hereby expressly (A) waives and renounces the benefit of order (beneficio de ordem) of demanding and rights provided by the Brazilian Civil Code (Law 10,406/02), specifically in accordance with Articles 827 et seq. of the Brazilian Civil Code, (B) recognizes that this Guarantee shall not be considered as a limited instrument of guarantee, for the purposes of Article 822 of the Brazilian Civil Code, and (C) waives the benefits set forth in Articles 333, Sole Paragraph, 364, 366, 368, 821, 824, 827, 829, 830, 834, 835, 836, 837, 838 and 839, of the Brazilian Civil Code and Articles 130, 131 and 794 of the Brazilian Civil Procedure Code (Law 13,105/15); This guarantee shall continue in effect in the event of, and shall not be diminished or otherwise adversely affected by, (a) any assignment of the Agreement by Buyer or its permitted assigns, (b) any waiver by Buyer of any breach of or default under this Agreement by Seller, (c) any bankruptcy, insolvency or dissolution of Seller, (d) any failure or delay by Buyer to enforce any right or remedy under this Agreement, or (e) any amendment, modification or supplement of the Agreement agreed to by Buyer and Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

SELLER: BRPHOTONOTICS PRODUTOS OPTOELECTRÓNICOS S.A.
By: /s/ Cristiane Caetano Silva Name: Cristiane Caetano Silva Title: CEO
GUARANTOR:
SOLELY WITH RESPECT TO SUBSECTIONS 6.01, 6.12, AND 6.15 OF THIS AGREEMENT:
FUNDAçãO CPQD - CENTRO DE PESQUISA E DESENVOLVIMENTO EM TELECOMUNICAçõES
By: /s/ Sebastião Sahão Junior
Name: Sebastião Sahão Junior
Title: Presidente

BUYER: LIGHTWAVE LOGIC, INC.

By: /s/ James S. Marcelli Name: James S. Marcelli Title: President & COO

SCHEDULE 1.01(a)

PURCHASED ASSETS

EXHIBIT A

ASSIGNMENT